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                                                                    EXHIBIT 99.1

                          [FORTUNE BRANDS LETTERHEAD]

                                                                    NEWS RELEASE


                   FORTUNE BRANDS REAFFIRMS EARNINGS GUIDANCE


Scottsdale, AZ, February 18, 2003 -- Fortune Brands, Inc (NYSE: FO), a leading consumer brands company, today reaffirmed its earnings expectations for the first quarter and full year 2003.

In remarks prepared for delivery today at the Consumer Analyst Group of New York conference, Fortune Brands Chairman & CEO Norm Wesley said: "Fortune Brands is already off to a good start in 2003. Results in January tracked our expectations, and we continue to anticipate solid double-digit EPS growth in the first quarter, benefiting partly from the final incremental quarter of our successful Omega cabinets acquisition. As we look to the full year, we'll benefit from our successful strategic initiatives, including robust brand investments and a new product pipeline that's fully loaded. We continue to feel well-positioned to achieve our long-term goals of double-digit EPS growth and improved returns in 2003." The company's earnings goals exclude any special gains or charges.

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Fortune Brands, Inc. is a consumer products company with annual sales exceeding
$5.6 billion. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Master Lock security products and Waterloo tool storage sold by units of MasterBrand Industries, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Canyon Road wines. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Office brands include Day-Timer, Swingline, Kensington and Wilson Jones sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

To receive company news releases by e-mail, please visit WWW.FORTUNEBRANDS.COM.

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                                     (OVER)
                              WW.FORTUNEBRANDS.COM

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FORTUNE BRANDS REAFFIRMS EARNINGS GUIDANCE, PAGE 2

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, returns on pension assets, competitive product and pricing pressures, customer consolidations, the impact of excise tax increases with respect to distilled spirits and wine, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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